Exhibit 10.1

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “TSA”) is by and between The Coca-Cola Company, a Delaware corporation (“TCCC”), and International CCE Inc., a Delaware corporation (“New CCE”), and is dated as of October 2, 2010.

WHEREAS, pursuant to that certain Business Separation and Merger Agreement by and among Coca-Cola Enterprises Inc. (“CCE”), New CCE, TCCC and Cobalt Subsidiary LLC (“Merger Sub”) dated as of the February 25, 2010, as amended (the “Merger Agreement”), the parties have agreed to enter into this TSA;

WHEREAS, all capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement; and

WHEREAS, pursuant to this TSA, TCCC shall provide or cause to be provided certain services to the Other CCE Businesses, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises, the terms set forth herein and the Merger Agreement, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, each of TCCC and New CCE hereby agrees as follows:

1 - Services

a)	TCCC or one of its Affiliates shall provide New CCE and its Affiliates with the Human Resources, Procurement and Finance services described in the attachment hereto (the “Service Schedules”), which forms part of this TSA, that had been provided in the ordinary course of business to the Other CCE Businesses by the Corporate Segment or the North American Business (including their respective third party service providers) on or in the twelve (12) months prior to the Effective Time (the “Services”). For the avoidance of doubt, any Finance Services relating to taxes will be subject to the provisions of the Tax Sharing Agreement, including, without limitation, Sections 6.01 and 7.01 thereof relating to cooperation and access and, in the case of any conflict, the Tax Sharing Agreement shall govern.

b)

The Services will be performed consistently with this TSA and in substantially the same manner and with substantially the same level of service and degree of quality as they were provided to the Other CCE Businesses in the twelve (12) months prior to the Effective Time. If Services are being provided by third party service providers pursuant to an agreement between the Corporate Segment or the North American Business (as applicable) and such third party service provider, the parties shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to ensure that such third party service provider provides the applicable Services in accordance with the terms of such agreement. In addition, the parties will not, and will cause their respective Affiliates not to, amend any such agreement with a third party service provider in a manner that would reasonably be anticipated to have a material impact on the manner in which the Services are provided without first discussing such amendment with the other party in good faith.

c)	If, after the date of this TSA, New CCE reasonably determines with the consent of TCCC, not to be unreasonably withheld, that a service was unintentionally omitted from the Service Schedules that (i) was provided by the Corporate Segment or the North American Business (including their respective third party service providers) to the Other CCE Businesses in the twelve (12) months prior to the Effective Time and (ii) is reasonably necessary to the conduct of the Other CCE Businesses after the Effective Time, then TCCC shall provide such additional service to the Other CCE Businesses (with such service becoming a Service for purposes of this TSA) and a Service Schedule shall be created for such Service.

d)	Unless specifically set forth elsewhere herein to the contrary, this TSA does not apply to the services to be provided by TCCC (or any of its subsidiaries) to New CCE (or any of its subsidiaries) pursuant to any other Ancillary Agreement.

e)	TCCC is excused from failing to provide Services to the extent such failure is caused by New CCE.

2 - Consents

a)	TCCC and New CCE will reasonably cooperate together to obtain any third party consents needed for provision of the Services pursuant to Section 6.11 of the Merger Agreement.

(i)	TCCC and New CCE shall cooperate to facilitate obtaining any licenses and similar rights to allow New CCE to continue to participate in TCCC system wide master services agreements for information technology hardware and software systems and user applications and other information technology programs in substantially the same manner as had been conducted in the twelve (12) months prior to the Effective Time.

b)	To the extent the parties cannot reasonably obtain such licenses or consents, the parties will work together in good faith and cooperate together pursuant to Section 6.11 of the Merger Agreement to mutually agree on alternative solutions.

3 - Charges

a)	New CCE will pay TCCC the Service Charges (as defined below) on a calendar monthly basis in arrears, within 30 days of receiving TCCC’s written monthly invoice to New CCE, unless New CCE in good faith disputes the amount of Service Charges contained in any such invoice within fifteen (15) days following New CCE’s receipt of such invoice. TCCC’s written monthly invoices shall set forth the Service Charges (itemized by Service and providing reasonable detail as to the extent of Services provided) and any applicable taxes payable by New CCE for such calendar month.

b)	Unless otherwise specifically agreed and set forth in the Service Schedules, each Service shall be provided on a fixed price basis for the quarterly charge assigned to each such Service (each, a “Service Charge”). The quarterly Service Charge will be billed on a pro rata monthly basis in arrears for the Services provided during the month for which the bill is rendered. The quarterly Service Charge assigned to each Service will be calculated based on the cost for such Service (as shown in the Service Schedules) plus 5% of each such cost; except that, notwithstanding the foregoing and anything in the Service Schedules Schedules to the TSA to the contrary, the portion of third party service provider charges paid by TCCC for Services provided by such third parties to New CCE shall be passed through to New CCE without mark up. If the scope of Services, service levels, or assumptions used to develop the Service Charge change, then the Service Charge will be adjusted in a mutually agreeable manner using the same methodology of cost plus 5% (except for third party pass through charges).

c)	If New CCE, in good faith, disputes any Service Charges, it shall promptly submit to TCCC written notice of such dispute within fifteen (15) days following its receipt of the applicable invoice and, if the parties are unable to resolve such dispute within thirty (30) Business Days after delivery of such written notice, New CCE may withhold from its payment of the relevant invoice only such disputed amounts (except for applicable taxes) during the pendency of dispute resolution during the forty-five (45) subsequent Business Days, during which time the chief financial officers of the parties shall negotiate in good faith to resolve such dispute.

4 - Term and Termination

a)	The parties agree to use commercially reasonable efforts to complete the separation and termination of Services as soon as is reasonably feasible, both for individual Services and overall.

b)	Unless terminated earlier, and except to the extent that longer or shorter periods are specified for particular Services in the Service Schedules, the Services will continue to and including September 30, 2011; provided that New CCE may extend Services for a period of up to and including March 31, 2012, so long as it provides at least two (2) months written notice prior to the end of the initial one year period.

c)	New CCE may terminate any individual Service at the end of any month, so long as it provides at least sixty (60) days prior written notice to TCCC.

d)	TCCC may terminate any individual Service if New CCE fails to pay any undisputed Service charges with respect to such Service within thirty (30) days after the due date and such failure is not cured within that period.

e)	The parties shall use commercially reasonable efforts to cooperate with respect to the transition of Services and documentation following the date of any such termination.

5 - Confidentiality

a)	Each party agrees to maintain on a confidential basis the other party’s confidential information. The obligations in this Section 5 shall survive termination of this TSA or any Services provided hereunder.

6 - Service Separation, Migration & Related Costs

a)	The parties shall cooperate in good faith and use commercially reasonable efforts to reach mutual agreement on Service separation and migration plans and decisions. TCCC agrees that (i) during the first nine (9) months after the Effective Date, TCCC will not materially reduce the number of personnel providing the Services or add material unrelated responsibilities to the personnel providing the Services, except as mutually agreed by the parties or following Services being terminated pursuant to this TSA; and (ii) thereafter during the term of this TSA, prior to materially reducing the number of personnel providing the Services or adding material unrelated responsibilities to the personnel providing the Services, TCCC will notify New CCE in writing of such planned action and discuss such action with New CCE in good faith; provided that the final decision shall be made by TCCC; and provided further that nothing in this Section shall relieve TCCC of the obligation to provide the Services in accordance with the standard set forth in Section 1(e).

b)	Except as specifically provided otherwise in this TSA, the Service Schedules, costs related to Contracts and Shared Contracts will be borne as provided in the Merger Agreement. Operational expenses related to separation activities will be shared equally by TCCC and New CCE (50%-50%). All capital expenditures that are temporary in nature and will be used once or a limited number of times, or otherwise not on a continuing basis, during separation will be shared equally by TCCC and New CCE (50%-50%). All capital expenditures that are sustained or ongoing in nature related to separation activities for New CCE will be paid by New CCE. Other costs related to separation of Services pursuant to this TSA will be borne proportionally according to the party whose business the cost directly benefits (e.g., by TCCC to the extent it is for TCCC’s business, and by New CCE to the extent it is for New CCE’s business). Each party will bear the respective cost of establishing its own independent stand alone Human Resources, Procurement and Finance services, including migration and integration. This provision applies only to the specific matters and activities covered by this TSA, and does not apply to any other matters (including those specifically covered by the Merger Agreement or Ancillary Agreements other than this TSA).

c)

New CCE and TCCC shall support the activities of their respective transition teams with the intent of enabling the completion of the Service separation and migration plans as soon as practicable. In connection with such support, TCCC shall provide members of New CCE’s transition team with real-time access to office space and appropriate support staff at the offices of TCCC and its Affiliates and Subsidiaries where Services are being provided pursuant to this TSA and shall permit such members to monitor the provision of Services and the Service separation and migration plans. Such New CCE personnel shall be given full access to all systems and information necessary or appropriate to afford them access to all details concerning the Services provided; provided that New CCE shall ensure that such monitoring activities do not interfere with or impair the provision of the Services to New CCE or the provision of other services to TCCC and its Affiliates; and provided further that New CCE shall ensure that such personnel comply at all times with TCCC’s and its Affiliates’ policies and procedures in the performance of such monitoring activities. New CCE shall bear all costs and expenses of such New CCE personnel and their monitoring activity.

7 - Indemnification

a)	Each party (as applicable, an “Indemnifying Party”) shall indemnify, defend and hold harmless the other party, its Affiliates and their respective officers, directors and employees (each, an “Indemnified Party”) from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties (including reasonable out of pocket fees actually incurred for outside counsel, accountants and other outside consultants) suffered or incurred as a result of any third party claim against an Indemnified Party to the extent a result of a material breach of this TSA, including the Service Schedules, by the Indemnifying Party. This provision applies only to the specific matters and activities covered by this TSA, and does not apply to any other matters (including those specifically covered by the Merger Agreement or Ancillary Agreements other than this TSA).

8 - Miscellaneous

a)	This TSA and any dispute arising out of, in connection with or relating to this TSA shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof that would require the application of the Laws of a different jurisdiction.

b)	This TSA is not assignable by either party without the prior written consent of the other party; provided, that either New CCE or TCCC, as the case may be, may assign any of its rights under this TSA to any of its respective Affiliates (it being understood that no such assignment shall effect a novation or otherwise relieve the assigning party of any of its obligations hereunder or in any way increase the obligations of the non-assigning party under this TSA); provided, further, that either party may assign its rights and obligations under this TSA in connection with a sale of all or substantially all of its business, whether by sale of assets, merger or otherwise, or in connection with transactions pursuant to the Merger Agreement.

c)	This TSA may be modified and/or amended with respect to any provision contained herein at any time by written action of New CCE and TCCC.

IN WITNESS WHEREOF, the parties hereto have executed this TSA as of the day and year first above written.

THE COCA-COLA COMPANY

By:	/s/ ANN T. TAYLOR
	Name:	Ann T. Taylor
	Title:	Vice President

INTERNATIONAL CCE INC.

By:	/s/ JOHN R. PARKER, JR.
	Name:	John R. Parker, Jr.
	Title:	Senior Vice President and General Counsel